This Securities Trading Policy (this “Policy”) has been prepared to focus Vishay Precision Group, Inc. (the “Company” or “Vishay Precision Group”) and its personnel on areas of ethical risk regarding trading stock of the Company and certain other firms, provide guidance to personnel to help them recognize and deal with such ethical issues, and help foster a culture of honesty and accountability respecting such matters. This Policy applies to every director, officer, and employee of Vishay Precision Group and its subsidiaries throughout the world. While this Policy details conduct expected of each of us and standards to follow in our trading of Company securities, no code or policy can spell out the appropriate conduct and ethical behavior for every situation with which we are confronted. In the final analysis, we have to rely on our own common sense, good judgment and conscience. Therefore, this Policy is intended to provide guidelines to assist us in our work for Vishay Precision Group. At Vishay Precision Group, we expect everyone to conduct herself and himself according to the highest standards of business ethics and integrity. Adherence to these principles is important in order to maintain public trust and confidence in our Company. Even an action that merely appears to be unethical can reflect negatively on us and harm our community standing. Vishay Precision Group takes great pride in the high level of integrity and business ethics displayed by our directors, officers, and employees. We hope and expect that the publication of this Policy will help foster and maintain this tradition. February 28, 2024 Sincerely, /s/ Saul V. Reibstein Saul V. Reibstein Chairman of the Board

February 28, 2024 SECURITIES TRADING POLICY Background The board of directors of Vishay Precision Group, Inc. (the “Company” or “Vishay Precision Group”) has adopted this Securities Trading Policy (this “Policy”) for our directors, officers, employees and consultants with respect to the trading of the Company’s securities, as well as the securities of certain other firms, as described further herein. Federal and state securities laws generally prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent securities trading by company personnel in violation of applicable securities laws. Failure to comply with this Policy may also require the Company to impose sanctions on offending parties. This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s and your reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. As the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you, the Company believes it is in the Company’s best interest and your best interest to closely adhere to this Policy. Should you have any questions regarding this Policy, please contact the Company’s Legal Department (the “Legal Department”). Scope of Policy Persons Covered. As a director, officer, employee or consultant of the Company or its subsidiaries, this Policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy. This Policy further applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. One portion of this Policy—under the heading “Pre-clearance and Blackout Procedures”— only applies to “Covered Persons” as defined in that section.

-2- Companies Covered. The prohibition on securities trading in this Policy is not limited to trading in the Company’s securities. It includes trading in the securities of firms such as customers, suppliers or competitors of the Company and those with which the Company may have negotiated or may be negotiating commercial agreements or significant transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other firms, and you may not buy or sell its securities at any time when you have material nonpublic information about it or have material nonpublic information that could affect its share price. Transactions Covered. Trading includes purchases and sales of stock, derivative securities such as put and call options and convertible debentures, warrants or preferred stock, and debt securities (debentures, bonds and notes), as well as derivative securities not issued by the Company such as exchange-traded put or call options or swaps relating to the Company’s securities. Transactions Not Covered by this Policy Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of a stock option for cash or to the net exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise. The restrictions also apply to situations where an option holder pays the purchase price in Vishay Precision Group stock, if this is permitted under the terms of the option. Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy does apply, however, to any market sale of restricted stock after it has vested. Transactions Not Involving a Purchase or Sale. Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company’s securities while the officer, employee or director is aware of material nonpublic information or is subject to the trading restrictions specified below in “Pre-Clearance and Blackout Procedures.” Statement of Policy Trading on Inside Information. You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your involvement with the Company. Disclosure of Material Nonpublic Information to Others. You may not disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to any persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company. Similarly, you may not communicate to any

-3- such persons any material nonpublic information about another company which you obtained in the course of your involvement with the Company. No Tipping. You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such material nonpublic information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading. Because even a casual remark recommending a purchase or sale of securities covered by this Policy could be misconstrued as being based upon material, nonpublic information, you should exercise caution in making any such recommendation. Pre-clearance and Blackout Procedures To help prevent inadvertent violations of the federal securities laws and the Hart-Scott Rodino Antitrust Improvements Act of 1976, and to avoid even the appearance of trading on inside information, directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and certain designated employees and consultants of the Company and its subsidiaries who are likely to have access to material nonpublic information about the Company (each, a “Covered Person”) are required to comply with the pre-clearance and blackout procedures described herein. The names and/or positions of the Covered Persons subject to these pre-clearance and blackout procedures are listed on the attached Schedule I. The Company may from time to time designate other individuals or positions that are subject to this policy and will amend Schedule I from time to time as necessary to reflect changes. Pre-clearance Procedures Covered Persons are subject to the following pre-clearance procedures: You, together with your immediate family members and members of your or their households, may not engage in any transaction involving the Company’s securities without first obtaining pre- clearance of the transaction from the Company’s Legal Department.1 This includes stock plan transactions such as gifts, loans, contribution to a trust or any other transfer. This does not include the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This does include, however, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. A request for pre-clearance should be submitted to the Legal Department at least two business days in advance of the proposed transaction. The Legal Department is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. Unless the Legal Department specifies otherwise, a pre-clearance for a trade or other activity involving Company’ securities will be valid for a period of five business days from the date on which the pre-clearance is given. 1 The Senior Director of the Legal Department may not trade in Company securities unless the Chief Executive Officer or the Chief Financial Officer has approved the trade(s) in accordance with the procedures set forth in this Policy.

-4- Blackout Procedures Covered Persons are subject to the following blackout procedures. Blackout Periods. The Company’s announcement of its quarterly and annual financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, you may not trade in the Company’s securities during the period beginning 30 days before the end of a quarter and ending after the conclusion of the second full business day following the release of the Company’s earnings for that quarter or year. Interim Earnings Guidance and Event-Specific Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as other persons covered by the earnings blackout procedures, may not trade in the Company’s securities. The existence of an event- specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Legal Department will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Legal Department to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information. Hardship Exceptions. A Covered Person who is subject to an earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the blackout period. Hardship exceptions may be granted only by the Legal Department and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the Legal Department concludes that the Company’s earnings information for the applicable quarter does not constitute material nonpublic information. Exception for Approved 10b5-1 Plans Trades by Covered Persons in the Company’s securities that are executed pursuant to an approved Rule 10b5-1 Plan (as defined herein) are not subject to the prohibition on trading on the basis of material nonpublic information contained in the Policy or, after the applicable cooling-off period,

-5- to the restrictions set forth above relating to pre-clearance procedures and blackout periods. However, as stated in this Policy under the heading “Rule 10b5-1 Trading Plans,” all such trading plans must be approved in advance in writing by the Legal Department. Post-Employment Transactions If you are aware of material nonpublic information when you terminate employment or services, you may not trade in the Company’s securities until that information has become public or is no longer material. In all other respects, the pre-clearance and blackout procedures set forth in this section of this Policy will cease to apply to your transactions in Company securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of employment or services. Compliance with Section 16 and Rule 144 Directors and executive officers are responsible for compliance with Section 16 of the Exchange Act (“Section 16") and Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), in connection with their transactions in the Company’s securities. The requirements of this Policy do not supersede the required compliance with your obligations under Section 16 or Rule 144. Section 16. Directors and executive officers should be aware that most transactions in the Vishay Precision Group stock are subject to the two business day reporting requirements under Section 16. The Company’s policy is to assist directors and executive officers in completing and filing their Section 16 reports. It is important that the Legal Department receive prompt notice of reportable transactions, so that the Company can assist in filing the required reports on a timely basis. Rule 144. Directors and executive officers are required to file Form 144 before making open market sales of Vishay Precision Group stock. This form is generally prepared and filed by your broker. Company Assistance Your compliance with the pre-clearance and blackout procedures that are a part of this Policy is of the utmost importance both for you and for the Company. If you have any questions about pre- clearance and blackout procedures described above or any other portion of this Policy or their application to any proposed transaction, you may obtain additional guidance from the Legal Department. Certification All Covered Persons must certify their understanding of, and intent to comply with, this Policy, including the pre-clearance and blackout procedures portion thereof, on the form attached to this Policy as Schedule II. Definition of Material Nonpublic Information Inside information has two important elements -- materiality and public availability.

-6- Material Information. Information is material if a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information about a company include, but are not limited to: • Projections of future earnings or losses or other earnings guidance. • Earnings that are inconsistent with the consensus expectations of the investment community. • A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets. • A change in senior management or the board of directors. • The establishment or material modification of a repurchase program for company securities. • Major events regarding the company’s securities, including the declaration of a stock split or a cash or stock dividend, or the offering of additional securities. • Significant changes in the company’s debt ratings. • Actual or threatened major litigation, or the resolution of such litigation. • New major contracts, orders, suppliers, customers or finance sources, or the loss thereof. • The pending introduction of major new products or the yet-to-be-publicized development of important new inventions. The above examples of material information are not exhaustive. Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, information is considered nonpublic until the conclusion of the second full trading day after the information is broadly disseminated. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Friday. Additional Guidance The Company considers it inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the securities trading laws. Accordingly, your trading in Company securities is subject to the following: Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

-7- Publicly Traded Options. You may not engage in transactions in publicly traded options in the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market. Standing Orders. Standing orders regarding the Company’s securities should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful securities trading. This prohibition does not apply to purchase and sales under a Rule 10b5-1 plan that is approved by the Legal Department. Rule 10b5-1 plans are discussed below. Margin Accounts and Pledges. Company securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. Hedging. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involve the establishment of a short position in the Company’s securities and limit or eliminate your ability to profit from an increase in the value of the Company’s securities. When this occurs, you may no longer have the same interests and objectives as other stockholders of the Company. Therefore, you are prohibited from engaging in any hedging or monetization transactions involving Company securities. Rule 10b5-1 Trading Plans General. A Rule 10b5-1 trading plan is a written program for trading securities designed to gain the protections of the defenses against insider trading under Rule 10b5-1 of the Exchange Act. A plan of this type establishes parameters for purchases and/or sales of the Company’s securities by a broker or other independent fiduciary, or places discretion in another person who has no material, nonpublic information. Once the plan agreement is executed, the person who creates the trading plan retains no discretion over purchases or sales of the Company’s securities under the plan. This includes the amount of the securities being traded, the trading prices and the timing of the trades. For example, a trading plan may simply instruct a broker to sell 1,000 shares on the first of every month, or it may involve a complex trading formula. In order to be eligible to rely on the defenses under Rule 10b5-1, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in the Company’s securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If a plan meets the requirements of Rule 10b5-1, and is thus a Rule 10b5-1 Plan, securities of the Company may be purchased or sold within such plan without regard to certain insider trading restrictions. Pre-Approval. Because the rules governing trading plans can be complex, anyone considering entering into a Rule 10b5-1 Plan should first consult the Legal Department. All persons subject to this Policy must obtain the written pre-approval of the Legal Department prior to (i) adopting any new Rule 10b5-1 Plan or (ii) modifying, amending or terminating any existing Rule 10b5-1 Plan.

-8- By providing any such pre-approval, however, the Company does not incur any obligation to assure that the plan or other action approved complies with Rule 10b5-1 or assume any liability if it does not. Each director, officer, employee or consultant who adopts a Rule 10b5-1 Plan should consult with his or her own legal counsel. Mandatory Cooling-Off Periods. • Directors and Executive Officers. New Rule 10b5-1 Plans submitted by a director or executive officer, and amendments or modifications to an existing plan, must provide for transactions to occur no earlier than the later of the date that is (i) ninety (90) days after the effective date of the new plan, or amendment or modification to an existing plan, and (ii) two business days following the disclosure by the Company of its financial results in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K covering the fiscal quarter in which the plan was adopted, amended or modified, provided that this mandatory cooling-off period shall not exceed one hundred twenty (120) days after adoption of the new plan, or amendment or modification to an existing plan. • All Other Persons. New Rule 10b5-1 Plans adopted by any person subject to this Policy, other than directors and executive officers, and amendments or modifications to an existing plan by such persons, must provide for transactions to occur no earlier than thirty (30) days after the effective date of the new plan, or amendment or modification to an existing plan. Good Faith Certification. All new Rule 10b5-1 Plans, and any amendments or modifications of an existing plan, must be entered into in good faith by the applicable person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, at a time when such person was not in possession of material nonpublic information about the Company. All directors and executive officers seeking to establish a new plan, or amend or modify an existing plan, will be required to provide a written representation to the Company certifying to that effect. Discretionary Authority. All new plans, and any modifications or amendments to an existing plan, must give a third party the discretionary authority to execute purchases and sales under the plan, on behalf of but outside the control of the person subject to this Policy, provided the third party does not possess any material nonpublic information about the Company. Alternatively, the plan must explicitly specify the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions. Overlapping Plans. No person subject to this Policy may maintain more than one active plan at the same time, without the pre-approval of the Legal Department. Multiple overlapping plans may be approved by the Legal Department in limited circumstances as permitted under Rule 10b5-1. This restriction on multiple overlapping plans will not apply to a plan adopted solely and exclusively for the purpose of selling Company securities to satisfy a person’s tax obligations through a “sell-to-cover” method in connection with the vesting of equity awards (“Sell-to-Cover Plans”). Sales under Sell-to-Cover Plans must be strictly limited to the number of securities needed to cover such person’s tax obligations and the award holder may not be permitted to exercise control over the timing of such sales. This exemption does not apply to plans for sales incident to the exercise of option awards. Single-Trade Plans. Only one “single-trade plan” may be utilized by a person subject to this Policy in any twelve-month period. A single-trade plan is a Rule 10b5-1 Plan for the open market

-9- purchase or sale of the total amount of the securities subject to the plan as a single transaction. This restriction does not apply to Sell-to-Cover Plans. Post-Employment Transactions This Policy continues to apply to your transactions in Company securities even after you have ended employment or other services to the Company or a subsidiary as follows: if you are aware of material nonpublic information when your employment or service relationship ends, you may not trade in Company securities until that information has become public or is no longer material. Unauthorized Disclosure Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment or service as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation. Disclosures to Outsiders. The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Also, individuals who talk directly to reporters without going through the proper channels risk providing incorrect information or revealing proprietary strategies. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals. Unless responding to such inquiries is among your specifically authorized responsibilities, you should politely refer all media representatives to the Vishay Precision Group’s Investor Relations Department. Disclosure to Company Personnel. You should consider the consequences of disclosure of material, nonpublic information even in discussions with Company personnel. For example, these individuals could be prohibited from trading in the Company’s securities until the information is publicly disclosed or, as a result of your communication, they could inadvertently engage in a violation of the securities laws or this Policy. Accordingly, even within the Company, you should restrict dissemination of material, nonpublic information on a need-to-know basis. Company Assistance Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Legal Department. Do not try to resolve uncertainties on your own, as the rules relating to securities trading are often complex, not always intuitive and carry severe consequences. Consequences of Violation Violation of the Policy may result in both civil and criminal penalties under applicable securities laws. You may also be subject to Company sanctions that could include termination of your relationship with the Company.

-10- * * * * * This Policy is amended on February 28, 2024.

SECURITIES TRADING POLICY FOR PERSONS OTHER THAN “COVERED PERSONS” CERTIFICATION To Vishay Precision Group, Inc.: I have received and read a copy of the Vishay Precision Group, Inc. Securities Trading Policy. I hereby agree to comply with the provisions of the Policy applicable to persons other than “Covered Persons” (as defined therein). (Name) (Signature) (Date)

Schedule I2 Covered Persons A. Directors and officers of the Company. B. Employees at the Vice President and Senior Director level and their direct reports. C. Regional, Corporate and Business Controllers, Corporate Finance Team and personnel working in the Legal and Investor Relations Departments of the Company. 2 Covered Persons should include any person and any person that holds a specific position or in a specific department that recurrently has access to inside information. Therefore, if all accounting personnel will be Covered Persons, this schedule will simply list “Accounting Department” and any individual in such department will be subject to the pre-clearance and blackout procedures outlined in this Policy.

Schedule II SECURITIES TRADING POLICY REGARDING PRE-CLEARANCE AND BLACKOUT PROCEDURES APPLICABLE TO “COVERED PERSONS” CERTIFICATION To Vishay Precision Group, Inc.: I have received and read a copy of the Vishay Precision Group, Inc. Securities Trading Policy, dated February 28, 2024 (the “Policy”). I hereby agree to comply with the requirements of the Policy, including the portion thereof relating to pre-clearance and blackout procedures. (Name) (Signature) (Date)

FORM OF EVENT-SPECIFIC BLACKOUT LETTER Date: , , CONFIDENTIAL Dear : Until further notice, you may not trade in any securities of the Company, as described under “Scope of Policy-Transactions Covered” in the Company’s Securities Trading Policy, dated February 28, 2024 (the “Policy”), previously delivered to you. You also may not inform anyone else of these restrictions on trading. These restrictions on trading do not apply to the exercise for cash of stock options granted to you by the Company. However, sale of stock received from an option exercise, including in a broker- assisted cashless exercise, is subject to the restrictions. In addition, these restrictions do not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The restrictions do apply, however, to any market sale of restricted stock after it has vested. The restrictions also do not apply to trading under an approved Rule 10b5-1 Plan (as defined in the Policy), once any applicable cooling-off period has expired. Very truly yours, Name: Vishay Precision Group, Inc. Legal Department